Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption ‘‘Experts’’ and to the use of our report dated July 14, 2006 (except Note 12, as to which the date is August 17, 2006), in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-139092) and related Prospectus of EIG Mutual Holding Company for the registration of 30,762,500 shares of its common stock.

/s/ Ernst & Young LLP

Los Angeles, California

January 26, 2007